Exhibit 99.1

          BPI Industries Begins Doing Business as BPI Energy

    CLEVELAND--(BUSINESS WIRE)--Dec. 13, 2005--BPI Industries Inc.
(BPI) (AMEX:BPG) (TSX VENTURE:BPR), an independent energy company engaged in the exploration, development and commercial sale of coalbed methane (CBM) in the Illinois Basin, today announced that it will begin doing business as BPI Energy effective immediately.
    "The name change, part of a corporate identity initiative designed to increase awareness of our company, more accurately reflects our business," said BPI President and Chief Executive Officer James G. Azlein. "Moreover, as we begin trading on the Amex today, we felt the time was appropriate to better align our identity with our operations."
    The company expects to conduct a special meeting of shareholders to submit the name change to a shareholder vote in the near future.
    To be added to BPI Energy's e-mail distribution list, please click on the link below:
http://www.clearperspectivegroup.com/clearsite/bpi/emailoptin.html

    About BPI Energy

    BPI Energy (BPI) is an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, which covers approximately 60,000 square miles in Illinois, southwestern Indiana and northwestern Kentucky. The company currently controls the dominant CBM acreage position in the Illinois Basin at 418,435 acres.
    Some of the statements contained in this press release may be deemed to be forward-looking in nature, outlining future expectations or anticipated operating results or financial conditions. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results or conditions to differ materially from the information expressed or implied by these forward-looking statements. Some of the factors that could cause actual results or conditions to differ materially from the Company's expectations include: (1) inability to obtain financing to fund its current plan of operations; (2) failure of wells drilled by BPI to be commercially productive; (3) unexpected drilling conditions;
(4) inability to obtain drilling equipment; (5) inability to maintain acreage rights in the Illinois Basin or to avoid disputes over the extent of its property rights; and (6) an unexpected decline in natural gas prices. Any forward-looking statements made by the Company in this press release or elsewhere are based on currently available information and speak only as of the date hereof and thereof. Readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, the Company undertakes no duty to update these forward-looking statements due to new information or as a result of future events.
    News releases and other information on the company are available on the Internet at: http://www.bpi-energy.com .

    CONTACT: BPI Investor Relations
             Clear Perspective Group, LLC
             Matthew J. Dennis, CFA, 440-353-0552